Item 77H - Deutsche CROCI (r) International
VIP (a series of Deutsche Variable
Series II)
Change in Control of Registrant

Below is the person presumed to control one of Registrant's series because such person had owned more than 25% of the series based on the records of the series as of April 2, 2015.
As of April 2, 2014:

No investor beneficially owned 25% or more of
Deutsche CROCI(r) International VIP as of April 2,
2014.
As of April 2, 2015:
Series
Name of Person
Ownershi
p as % of
Series
DWS
CROCI (r)
Internation
al VIP
ZALICO
DESTINATIONS/FARM
ERS FUND
ATTN INVESTMENT
ACCOUNTING LL-2W
GREENVILLE SC 29602-
9097
26.34%